UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.   )

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☑  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RONALD J. GILSON
Charles J. Meyers Professor
of Law and Business
April 21, 2009
Mr. Gregg Steinhafel
Chairman of the Board
Chief Executive Officer and President
Mr. Timothy R. Baer
Executive Vice President
Corporate Secretary and General Counsel
Target Corporation
1000 Nicollet Mall
Minneapolis, Minnesota 55403

Re:	Proposal to Use a Universal Proxy at the 2009 Annual Meeting of Shareholders
Dear Messrs. Steinhafel and Baer:
     On March 17, 2009, Pershing Square Capital Management, L.P. publicly announced that its affiliates had delivered a Notice of Nomination to you proposing to nominate five individuals for election as directors of Target at the company’s 2009 Annual Meeting of Shareholders. I am one of those nominees.
     Both Target and Pershing Square have a unique opportunity to make this election historic from a corporate governance perspective. As you may know, the press has reported that SEC chair Mary Schapiro has directed the Commission’s staff to draft proposals for rules governing shareholder proxy access by mid-May 2009. I expect those proposed rules will provide the opportunity for the use of a universal proxy card whereby shareholders can choose — on one proxy card — from among the candidates nominated both by the company and by shareholders. The benefit to shareholders, who may want to choose members from both slates, would be substantial.
     I first wrote about the need to remove the barriers to non-control proxy contests some 19 years ago.1 The occasion then was to recommend a change in the bona fide nominee rule

[1]	Ronald J. Gilson, Lilli A. Gordon & John Pound, How the Proxy Rules Discourage Constructive Engagement: Regulatory Barriers to Electing a Minority of Directors, 17 Journal of Corporate Law 29 (with L. Gordon & J. Pound) (1992).

Target Corporation
April 21, 2009

to allow a shareholder running a short slate to include the names of the company’s nominees on the shareholder’s proxy card. That recommendation was accepted by the SEC, as I recall at the urging of Mary Schapiro, who was then a Commissioner.
     Target and Pershing Square now have the opportunity to proactively provide good corporate governance to the Target shareholders by making it convenient for them to make a choice in what, in the end, is their election. This is not a control contest. The qualifications of the candidates will be fully vetted by the time of the May 28th election, and Target shareholders are entirely capable of assessing the candidates and making a choice. There is simply no excuse to deny shareholders the benefit of the use of a universal proxy card. The alternative will make it procedurally more difficult for Target shareholders to exercise their franchise. This is a problem that we, together, have the power to solve.
     I have received assurance from Pershing Square that they would support a universal proxy card for Target’s upcoming Annual Meeting. I now seek the same from you. In the alterative, I ask that you consider allowing the company’s nominees to be named on the Pershing Square Gold proxy card. In either instance, shareholders would have the benefit of being able to choose the best nominees for the job. Target now has the opportunity to hold an election that will be a credit to the company’s corporate governance. I urge you to carefully consider this proposal and do the right thing for Target shareholders.
Very truly yours,
/s/ Ronald J. Gilson
Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on April 6, 2009. Prior to the 2009 Annual Meeting of Shareholders, Pershing Square will furnish a definitive proxy statement to shareholders of Target, together with a GOLD proxy card. SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of the preliminary proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by Pershing Square with the SEC in connection with the 2009 Annual Meeting of Shareholders at no charge on the SEC’s website at http://www.sec.gov. In addition, shareholders will also be able to obtain free copies of the definitive proxy statement and other relevant documents by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1-800-290-6427 when they become available.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed

Target Corporation
April 21, 2009

information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s preliminary proxy statement for the 2009 Annual Meeting of Shareholders.
Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements. All statements contained in this filing that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this communication.